NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 18, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on May
7, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Nuveen Insured California
Dividend Advantage Municipal Fund and Nuveen
Insured California Tax-Free Advantage Municipal
Fund became effective before the opening on May 7, 2012. Each share of Common Shares of
Beneficial Interest of Nuveen Insured California
Dividend Advantage Municipal Fund was exchanged for 0.93644565 Common Shares of Beneficial
Interest of Nuveen Insured California Tax-Free
Advantage Municipal Fund.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 7, 2012.